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EXHIBIT 1.2

SELECTED DEALER'S AGREEMENT

IWT TESORO CORPORATION
(a Nevada Corporation)

250,000 Units

SELECTED DEALER'S AGREEMENT

        IWT TESORO CORPORATION, a Nevada corporation (the "Company"), invites Noble International Investments, Inc. as its exclusive Selected Dealer ("Selected Dealer") in a private offering of up to 250,000 Units (the "Units"). Each Unit consists of one share of the Company's Common Stock and a warrant to purchase one share at $7.00 per share (the "Offering"). The Company is offering the Units pursuant to a registration statement (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act") with the Securities and Exchange Commission. The terms and conditions of this invitation are as follows:

        1. SUBSCRIPTION TO PARTICIPATE. The Company reserves the right to accept, reject or modify subscriptions, in whole or in part, to make allotments, and to close the subscription book at any time, without notice. The Units will be confirmed subject to the terms and conditions of this Agreement. The Units are offered for delivery when, as and if accepted by the Company and subject to the terms stated herein and in the Prospectus filed as part the Registration Statement, as well as to the approval of Company counsel as to legal matters and to withdrawal, cancellation or modification, without notice.

        2. OFFERING TO PUBLIC. The Selected Dealer agrees to make a best efforts private offering of the Units at the price of $5.50 per Unit.

        3. COMMISSIONS. The Selected Dealer will receive a commission of six (6%) percent of the total sales price or $0.33 per Unit. The Selected Dealer will, in connection with this Offering, comply with the provisions of Section 24 of the National Association of Securities Dealers, Inc. ("NASD") Rules of Fair Practice and will not grant any concessions, discounts or any other allowances which are not permitted by those rules.

        4. SELECTED DEALER'S SALES. No Units may be purchased for the account of the Selected Dealer or its principals. In all sales of the Units hereunder, the Selected Dealer shall confirm as agent for a member of the public.

        5. DELIVERY OF FUNDS. Except as agreed upon by both parties, the Selected Dealer shall promptly transmit to IWT Tesoro Corporation the proceeds, upon the acceptance of a subscription document and purchaser questionnaire by the Selected Dealer and the Company, which shall set forth

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  the name, address, and social security number of each individual purchaser,

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  the number of Units purchased,

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  if there is more than one registered owner, whether the certificate or certificates evidencing the securities comprising the Units purchased are to be issued to the purchaser in joint tenancy or otherwise.

        The Selected Dealer shall report, in writing, to the Company the number of persons in each such state who purchase the Units from the Selected Dealer. The Company may reject each sale, and if rejected, the Company will directly return funds to the rejected customer.

        6. PAYMENT FOR SALES. Payment for the Company's Units shall accompany a subscription agreement. All checks and other orders for the payment of money shall be made payable to the IWT Tesoro Corporation.

        Units sold by the Selected Dealer will be available for delivery at Florida Atlantic Stock Transfer Co., 7130 Nob Hill Road, Tamarac, FL 33321 unless other arrangements are made by the Company for delivery.

        7. FAILURE OF ORDER. If a subscription agreement is rejected or if a payment is received which proves insufficient, any compensation paid to the Selected Dealer shall be returned by the Selected Dealer to the Company in cash.

        8. CONDITIONS OF OFFERING. All sales will be subject to delivery by the Company of certificates evidencing the Units and acceptance of the subscription agreement by the Company.

        9. SELECTED DEALER'S UNDERTAKINGS. No person is authorized to make any representations concerning the Company's Units except those contained in the Company's then current Prospectus. The Selected Dealer will not sell the Company's Units pursuant to this Agreement unless the Prospectus is furnished to the purchaser at lease forty-eight (48) hours prior to the mailing of the confirmation of sale, or is sent to such persons under such circumstances that it would be received by him 48 hours prior to his receipt of a confirmation of the sale. The Selected Dealer agrees not to use any supplemental sales literature of any kind without prior written approval of the Company unless it is furnished by the Company for such purpose. In offering and selling the Company's Units, the Selected Dealer will rely solely on the representations contained in the Company's then current Prospectus. Additional copies of the then current Prospectus will be supplied by the Company in reasonable quantities upon request.

        The Selected Dealer understands that during the ninety (90) business day period after the first date upon which the Company's Units are offered to prospective investors, the Selected Dealer effecting transactions in the Company's Units may be required to deliver the Company's current Prospectus to any purchaser thereof prior to or concurrent with the receipt of the confirmation of sale. Additional copies of the then current Prospectus will be supplied by the Company in reasonable quantities upon request.

        10. REPRESENTATIONS AND AGREEMENTS OF SELECTED DEALERS. By accepting this Agreement, the Selected Dealer represents that

        (a)   (i)                (A) it is registered as a broker-dealer under the Securities and Exchange Act of 1934, as amended,

            (B)  is qualified to act as a dealer in the states or other jurisdictions in which it offers the Company's Units,

            (C)  is a member in good standing with the NASD, and will maintain such registrations, qualifications and memberships throughout the term of this Agreement, or

          (ii)   is a foreign bank, dealer or institution not eligible for membership in the NASD, which agrees to make no sales in the United States, its territories or possessions or to persons who are citizens thereof or residents therein, and in making other sales to comply with NASD's interpretation with respect to free-riding and withholding; and

        (b)   (i) it will comply with

            (A)  the Papilsky Rules pursuant to NASD Conduct Rules 2730, 2740, 2420 and 2750,

            (B)  NASD Conduct Rule 2710(c)(6)(B)(iv), as may be amended from time to time, regarding termination arrangements, and

            (C)  NASD Conduct Rule IM-2110, as may be amended from time to time, regarding its responsibility for complying with the "Free-Riding and Withholding Interpretation,"

        Further, the Selected Dealer agrees to comply with all applicable Federal laws, the laws of the states of other jurisdictions concerned and the Rules and Regulations of the NASD, and in particular, the Selected Dealer agrees that in connection with any purchase or sale of the Company's Units wherein a selling concession, discount or other allowance is received or granted (i) that it will comply with the decisions of Section 24 of Article II of the NASD's Rules of Fair Practice or (2) if a non-NASD member, broker or dealer in a foreign country, it will also comply with the provisions of Sections 8 and 36 thereof as though it were a NASD member and with the provisions of Section 25 as such Section 25 applies to a non-NASD member, broker or dealer in a foreign country. NASD members shall comply with Sections 8, 24, 25 and 36 of Article III of the NASD's Rules of Fair Practice, as amended from time to time. Further, the Selected Dealer agrees that it will not offer to sell the Company's Units in any state or jurisdiction except the states in which it is licensed as a broker-dealer under the laws of such states. The Selected Dealer shall not be entitled to any compensation during any period in which it has been suspended or expelled from membership in the NASD.

        11. SELECTED DEALER'S EMPLOYEES. By accepting this Agreement, the Selected Dealer has assumed full responsibility for proper training and instruction of its representatives concerning the selling methods to be used in connection with the offer and sale of the Company's Units, giving special emphasis to the principles of suitability and full disclosure to prospective investors and prohibitions against "free-riding and withholding."

        13. INDEMNIFICATION. The Company agrees to indemnify and hold harmless the Selected Dealer (including within the definition of Selected Dealer, each person, if any, who controls the Selected Dealer within the meaning of Section 15 of the Act or under any other statute or at common law and will reimburse the Selected Dealer and each such person specified above for any legal or other expenses (including the cost of any investigation and preparation) reasonably incurred by them or any of them in connection with any litigation or claim whether or not resulting in any liability, but only insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereto or in any Blue Sky application or omission to state therein a material fact required to be stated therein necessary to make the statements therein not misleading, all as of the date when the Registration Statement or such post-effective amendment, the filing of any such Blue Sky application as the case may be, becomes effective or any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or final prospectus (as amended or as supplemented thereto), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading; provided however, that the indemnity agreement contained in this paragraph 12 shall not apply to amounts paid in settlement of any such litigation if such settlement is effected without the consent of the Company nor shall it extend to any Selected Dealer or any person controlling the Selected Dealer in respect of any such losses, claims, damages, liabilities or actions arising out of, or based upon any such untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Selected Dealer on behalf of such Selected Dealer specifically for use in connection with the preparation of the Registration Statement, the Prospectus or any such amendment thereof or supplement thereto or Blue Sky application.

        14. SELECTED DEALER'S INDEMNIFICATION. The Selected Dealer agrees to indemnify and hold harmless the Company, each of the Company's officers and directors who signed the Registration Statement, and each person, if any, who controls the Company and within the meaning of Section 15 of the 33 Act, against any and all loss, liability, claim, damage and expense (a) described in the indemnity contained in paragraph 13 of this Agreement, but only with respect to untrue statements or omissions or alleged untrue statements or omissions, made in the Registration Statement or the Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by such Selected Dealer expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) or (b) based upon alleged misrepresentations or omissions to state material facts in connection with statements made by the Selected Dealer or the Selected Dealer's salesmen orally or by other means; and the Selected Dealer will reimburse the Company, each of the Company's officers and directors who signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act, for any legal or other expenses reasonably incurred in connection with the investigation of or the defending of any such action or claim.

        15. REQUIRED NOTICES AND CLAIMS. Each indemnified party is required to give prompt notice to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve it from any liability that it may otherwise have on account of the indemnification provisions hereof. Any indemnifying party may participate at its own expense in the defense of such action. If it so elects, within a reasonable time after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume the defense of such action with counsel chosen by it and approved by the indemnified parties who are defendants in such action, unless such indemnified parties reasonably object to such assumption on the ground that there may be legal defenses available to them, which are different from or in addition to those available to such indemnifying parties and shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action. In no event shall the indemnifying parties be liable for the fees and expenses of more than one counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

        16. EXPENSES. The Company will reimburse all agreed upon expenses. A single transfer tax, if any, on the sale of the Units by the Selected Dealer to its customers will be paid when such Units are delivered to the Selected Dealer for delivery to its customers.

        17. COMMUNICATIONS. All communications to the Company should be sent to the address shown in the first page of this Agreement. Any notice to the Selected Dealer shall be properly given if mailed or telephoned to the Selected Dealer at the address given below. This agreement shall be construed according to the laws of the State of Florida, without giving effect to any conflict of laws principles.

        18. ASSIGNMENT AND TERMINATION. This Agreement may not be assigned by the Selected Dealer without the Company's written consent. This Agreement will terminate upon the termination of the offering of the Units except that either party may terminate this Agreement at any time by giving written notice to the other.

        19. REFERENCES TO RULES AND REGULATIONS. Any references to Rules, section numbers or otherwise with respect to the NASD Rules of Fair Practice shall include any successor provisions or amendments.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the Date of Acceptance set forth below.

IWT TESORO CORPORATION
By:	/s/ HENRY J. BOUCHER, JR. Henry J. Boucher, Jr., President

        Date of Acceptance by Tesoro:

        September 22, 2003

Accepted: September 22, 2003

Dealer Name: Noble International Investments, Inc.

Address:	6501 Congress Ave. Boca Raton, FL 33487

Accepted:

/s/ Wayne Horne Signature of Principal of Dealer
Wayne Horne Name of Principal of Dealer (print)
Telephone No.: 561.994.1191

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SELECTED DEALER'S AGREEMENT IWT TESORO CORPORATION (a Nevada Corporation) 250,000 Units SELECTED DEALER'S AGREEMENT